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                                                                    EXHIBIT 12.3

                        Avalon Cable of Michigan, Inc.
                        ------------------------------
                      Computation of Ratio of Earnings to
                      -----------------------------------
                                 Fixed Charges
                                 -------------

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
                                                                                       For the
                                                                                     three months
                                                            For the Year ended          ended
                                                            December 31, 1998          March 31,
                                                                                         1999
                                                           -----------------        ------------

Pre-Tax income (loss) from continuing operations                         (718)                (83)
                                                            =================        ============

Adjustments to net income(loss)
--------------------------------
Interest Expense                                                        8,050              11,431
Rent Expense                                                               43                 250
                                                            -----------------        ------------
   Total Fixed Charges                                                  8,093              11,681
                                                            =================        ============

Income from operations plus Fixed Charges                               7,375              11,598
                                                            -----------------        ------------

Ratio of earnings to fixed charges                                         --                  --
Amount of the deficiency of earnings to fixed charges                     718                  83

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